UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 19, 2008
(Date of earliest event reported)

LTC PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No)
31365 Oak Crest Drive, Suite 200 Westlake Village, CA 91361
(Address of principal executive offices)

(805) 981-8655
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  --  Other Events

To date, LTC Properties, Inc. has not received August 2008 payments of rent or mortgage obligations due from companies affiliated with Sunwest Management, Inc.  LTC has received letters from Sunwest affiliated companies explaining that Sunwest is experiencing certain negative cash shortfalls which they attributed to properties that have not yet matured in terms of occupancy.  Additionally Sunwest has advised us that they are working to sell more than 156 facilities owned by them and their affiliates in an effort to recapitalize Sunwest and that they expect best and final bids by early August.

The Master Lease:

LTC, through two subsidiaries, has a Master Lease with an affiliate of Sunwest for a 109 unit assisted living property in Vacaville, California and a 113 unit assisted living property in Bakersfield, California.  The total monthly lease payments under this Master Lease currently are approximately $208,100 per month or approximately 4.5% of LTC’s current monthly rental income.  The Master Lease is guaranteed by certain owners of Sunwest and their respective spouses.  Additionally, a default under the Master Lease allows LTC to declare a cross default on the mortgage loans discussed below.

LTC’s total gross investment in the properties under the Master Lease is approximately $26.2 million or 5.3% of LTC’s gross investments in real estate as of June 30, 2008.  As of June 30, 2008, single purpose subsidiaries of LTC owed debt obligations totaling $16.2 million on the Master Lease properties and secured by the Master Lease properties.  LTC has been in contact with the debt holder to obtain permission to terminate the Master Lease and bring in new tenant-operators.  This debt is non-recourse to LTC but recourse to the underlying properties; however, LTC has offered the debt holders an accelerated payment of the total remaining debt balance without fees or penalty.

As of June 30, 2008, the outstanding principal balance on the Bakersfield property was $8.3 million at a rate of 8.43% and is due October 1, 2009.  The outstanding principal balance on the Vacaville property was $7.9 million at a rate of 8.69% and is due August 1, 2010.  To date LTC has not sent a notice of termination of the Master Lease to Sunwest or its affiliates.  LTC intends to pursue all avenues available to enforce its rights under the Master Lease and the guaranties and to preserve the value of the underlying properties.

While no assurances can be given, LTC believes we will be able to find a new tenant-operator for these two properties; however, we believe there will be some cosmetic capital improvements needed and possibly initial lower rent payments while the new operator improves occupancy rates.  At this time, LTC cannot provide a specific date we will be able to complete the transition to a new operator because of factors such as identifying a new tenant-operator and negotiating a new lease, obtaining permission from the current lien holders to terminate the lease, the possibility that the current tenant-operator will not be co-operative in the lease termination process and the timing of the process of licensure of the new tenant-operator for the two properties.

The Mortgages:

As of June 30, 2008, affiliates of Sunwest owed LTC $4.7 million, secured by a first mortgage, on a 140 unit independent living property in Fort Worth, Texas and $1.5 million, secured by a first mortgage, on a 165 unit assisted living property in Mesquite, Texas.  Both loans are at 11.15% and mature  on November 19, 2011.  The August 2008 interest payment of approximately $57,800 has not been received to date.  Interest from these two loans represented 6.6% of LTC’s interest income for the quarter ended June 30, 2008.  These loans have been guaranteed by Sunwest Management, Inc. and by certain officers of Sunwest and their respective spouses.  LTC has sent Sunwest demand notices and the notice of intent to accelerate the loans.  This is the first step in the foreclosure process which LTC intends to pursue.

LTC believes that should we eventually become the owners of these two properties, (through foreclosure or otherwise), we would be able to lease them to operators at a market lease rate or sell one or both properties for an amount we anticipate, but cannot assure, would be not less than the current principal outstanding on the mortgage loans secured by each property.

At this time, LTC believes that there is no current impairment of either the owned properties or the mortgages; however, should Sunwest or any of these affiliates file for bankruptcy and entangle these properties in lengthy bankruptcy proceedings, LTC cannot predict what impact that would have on the values of these investments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTC PROPERTIES, INC.

Dated:	August 19, 2008	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
CEO & President